Exhibit 3.1

CLEARWAY ENERGY, INC.

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Clearway Energy, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

A.	The name of the corporation is Clearway Energy, Inc. The date of filing of its original Certificate of Incorporation (the “Original Certificate”) with the Secretary of State was December 20, 2012, and the name under which the corporation was originally incorporated is NRG YIELDCO, INC. The name of the corporation was changed to Clearway Energy, Inc. pursuant to a Certificate of Amendment filed on August 31, 2018.

B.	The Original Certificate, as amended, was amended and restated by that certain Amended and Restated Certificate of Incorporation of Clearway Energy, Inc. dated as of May 1, 2020 (the “Amended and Restated Certificate”).

C.	The Fifth Amended and Restated Certificate of Incorporation of Clearway Energy, Inc. in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the directors and stockholders of the corporation.

D.	The text of the Amended and Restated Certificate is amended and restated to read in full as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the corporation has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by the undersigned authorized officer this 29th day of April, 2026.

Clearway Energy, Inc.,
a Delaware corporation

By:	/s/ Kevin P. Malcarney
Name:	Kevin P. Malcarney

Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT A

See attached.

CLEARWAY ENERGY, INC.

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ARTICLE ONE

The name of the corporation is Clearway Energy, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

Section 1.         Conversion of Class A Common Stock into Class C Common Stock.

(a)      Upon the filing (the “Effective Time”) of this Certificate (as defined below) pursuant to Sections 242 and 245 of the DGCL, each share of Class A Common Stock (as defined below) shall become convertible into one fully paid and nonassessable share of Class C Common Stock (as defined below), which Class C Common Stock shall have the rights, preferences, privileges and restrictions set forth in this Certificate. Such conversion (the “Class A Conversion”) shall occur automatically, without further action on the part of the Corporation or any holder of Class A Common Stock, at 12:01 a.m., Eastern Time, on the second business day following the Effective Time.

(b)      From and after the Class A Conversion, certificates formerly representing shares of Class A Common Stock shall represent the number of shares of Class C Common Stock into which such shares of Class A Common Stock shall have been converted pursuant to this Certificate. Following the Class A Conversion, any holder of a certificate formerly representing shares of Class A Common Stock may surrender such certificate to the Corporation at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written request from the holder of such shares for a new certificate representing the shares of Class C Common Stock into which such shares were converted, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney. As promptly as practicable following the surrender of any such certificate formerly representing shares of Class A Common Stock and the payment in cash of any amount required by the next sentence, the Corporation shall deliver or cause to be delivered at the office of the Transfer Agent a certificate or certificates representing the number of full shares of Class C Common Stock into which the shares of Class A Common Stock formerly represented by such certificate were converted, issued in such name or names as such holder may direct. The issuance of certificates for shares of Class C Common Stock upon the Class A Conversion shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares that were converted, then the holder requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(c)      From and after the Class A Conversion, all references in this Certificate (other than this Section 1 of Article FOUR) to Class A Common Stock shall be deemed to have no further force or effect and the Corporation shall no longer have authority to issue or reissue shares of Class A Common Stock. Any shares of Class A Common Stock that are converted pursuant to the Class A Conversion shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Common Stock accordingly.

Section 2.         Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 2,544,613,853 shares, consisting of:

(a)      10,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”);

(b)      34,613,853 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”);

(c)      500,000,000 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”);

(d)      1,000,000,000 shares of Class C Common Stock, par value $0.01 per share (“Class C Common Stock”); and

(e)      1,000,000,000 shares of Class D Common Stock, par value $0.01 per share (“Class D Common Stock” and, together with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the “Common Stock”).

Section 3.         Preferred Stock. The Preferred Stock may be issued from time to time and in one or more series. By resolution adopted by the affirmative vote of at least a majority of the total number of directors then in office, the board of directors of the Corporation (the “Board of Directors”) is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors adopted by the affirmative vote of at least a majority of the total number of directors then in office, originally fixing the number of shares constituting any series of Preferred Stock to increase or decrease (but not below the number of shares of any such series of Preferred Stock, then outstanding) the number of shares of any such series of Preferred Stock and to fix the number of shares of any series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions granted to or imposed upon, any such series of Preferred Stock may be made dependent upon facts ascertainable outside the resolutions or resolutions providing for the issue of such Preferred Stock, adopted by the affirmative vote of at least a majority of the total number of directors then in office, provided that the manner in which such facts shall operate upon the powers, preferences and rights of, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Any of the powers, preferences and rights of, and the qualifications, limitations and restrictions granted to or imposed upon, such series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such series of Preferred Stock adopted by the affirmative vote of at least a majority of the total number of directors then in office.

Section 4.         Common Stock.

(a)      Voting Rights. Except as otherwise provided by the DGCL or this Fifth Amended and Restated Certificate of Incorporation (this “Certificate”), and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Holders of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall vote together as a single class on all matters presented to the stockholders of the Corporation for their approval or vote. Each holder of Class A Common Stock and Class B Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation. Each holder of Class C Common Stock and Class D Common Stock shall have 1/100th of one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation.

(b)      Dividends and Other Distributions.

(i)       Subject to the rights of holders of any series of Preferred Stock, the holders of Class A Common Stock and Class C Common Stock shall share ratably in all dividends as may from time to time be declared by the Board of Directors in respect of the Common Stock out of the assets of the Corporation legally available for the payment thereof at such times and in such amounts as the Board of Directors in its discretion shall determine.

(ii)       Except as provided in clause (b)(iii) below with respect to stock dividends, dividends and other distributions of cash or property may not be declared or paid on the Class B Common Stock or Class D Common Stock.

(iii)     In no event will any stock dividends, stock splits, reverse stock splits, combinations of stock, reclassifications or recapitalizations be declared or made on any of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock or the Class D Common Stock, unless contemporaneously therewith, the shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock at the time outstanding are treated in the same proportion and the same manner. Stock dividends with respect to Class B Common Stock may only be paid with Class B Common Stock. Stock dividends with respect to Class D Common Stock may only be paid with Class D Common Stock.

(c)      Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock and Class C Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock and Class C Common Stock held by each such stockholder. Except as otherwise provided in this Article FOUR and except for their right to receive payment for the par value of their shares of Class B Common Stock and Class D Common Stock, the holders of shares of Class B Common Stock and Class D Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)      Retirement of Class B Common Stock and Class D Common Stock. In the event that, pursuant to that certain Third Amended and Restated Exchange Agreement, dated as of April 1, 2026, by and among Clearway Energy Group LLC, a Delaware limited liability company (“CEG”), Clearway Energy LLC, a Delaware limited liability company (“Clearway LLC”), and the Corporation, CEG or its permitted transferees or assignees exchange a Class B unit of Clearway LLC for a share of Class C Common Stock, or exchange a Class D unit of Clearway LLC for a share of Class C Common Stock, an equivalent number of outstanding shares of Class B Common Stock or Class D Common Stock, respectively, shall be subject to mandatory redemption at a price per share equal to its per share par value and thereupon shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock or Class D Common Stock, as applicable, or other series of stock of the Corporation be cancelled and retired.

(e)      Preemptive Rights. Except as otherwise provided in this Article FOUR, no holder of Common Stock shall have any preemptive, conversion or other rights to subscribe for additional shares with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation, whether now or hereafter authorized.

(f)       Equal Status. Except as expressly provided in this Article FOUR, Class C Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects to the Class A Common Stock as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation or other business combination of the Corporation requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of the Class C Common Stock shall receive the same amount and form of consideration, if any, on a per share basis as the consideration, if any, received by holders of the Class A Common Stock in connection with such merger, consolidation or combination (provided that if holders of Class A Common Stock are entitled to make an election as to the amount or form of consideration such holders shall receive in any such merger, consolidation or combination with respect to their shares of Class A Common Stock, the holders of Class C Common Stock shall be entitled to make the same election as to their shares of Class C Common Stock), and (ii) in the event of (x) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer or any other redemption or repurchase by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer or other repurchase, the holders of the Class C Common Stock shall receive the same amount and form of consideration on a per share basis as the holders of the Class A Common Stock (provided that if holders of Class A Common Stock are entitled to make an election as to the amount or form of consideration such holders shall receive in any such tender or exchange offer or other repurchase with respect to their shares of Class A Common Stock, the holders of Class C Common Stock shall be entitled to make the same election as to their shares of Class C Common Stock). Notwithstanding anything herein to the contrary, this clause (f) shall automatically terminate and be of no further force or effect from and after the consummation of the Class A Conversion.

Section 5.         Restrictions on Transfer.

(a)      Restricted Transfers. Except through a Secondary Market Transaction, no person shall purchase or otherwise acquire (whether through the conversion or exchange of securities convertible into shares of Class A Common Stock or Class C Common Stock or otherwise), and no stockholder of the Corporation shall transfer to any person, shares of Class A Common Stock or Class C Common Stock such that, after giving effect to such purchase, acquisition or other transfer (a “Restricted Transfer”), the holdings of the transferee, together with those of its FERC Affiliates, would equal or exceed the Utility Control Threshold without the prior written consent of the Board of Directors.

(b)      Purported Transfer in Violation of Restrictions. Unless the approval of the Board of Directors is obtained with respect to a Restricted Transfer, such purported Restricted Transfer shall not be effective to transfer record, beneficial, legal or any other ownership of such Common Stock, and the transferee shall not be entitled to any rights as a stockholder of the Corporation with respect to the Class A Common Stock or the Class C Common Stock purported to be purchased, acquired or transferred in the Restricted Transfer (including, without limitation, the right to vote or to receive dividends with respect thereto).

(c)      Certain Definitions. For purposes of this Section 5 of Article FOUR:

“Clearway Public Utility” means any direct or indirect subsidiary of Clearway Energy LLC that is a “public utility” (as that term is defined in the Federal Power Act).

“FERC Affiliate” means any person that is an “affiliate” (as such term is defined in 18 C.F.R. § 35.36(a)(9)) of another person prior to the effective date of the Restricted Transfer.

“Secondary Market Transaction” means a purchase or sale of Class A Common Stock or Class C Common Stock by a third-party investor (i) occurring while the Class A Common Stock or Class C Common Stock, as applicable, is publicly-traded, (ii) to which neither the Corporation nor any of its subsidiaries is a party, (iii) over which neither the Corporation nor any of its subsidiaries has control, and (iv) of which neither the Corporation nor any of its subsidiaries would, in the ordinary course, have prior notice. A Secondary Market Transaction does not include, among other things, any reacquisition of Class A Common Stock or Class C Common Stock by the Corporation.

“Utility Control Threshold” means holdings such that: (i) a person, collectively with its FERC Affiliates, directly and/or indirectly owns, controls and/or holds with power to vote 10% of the Corporation’s outstanding voting securities; or (ii) the sum of the following equals 10%: (A) the percentage of the Corporation’s voting securities directly and/or indirectly owned, controlled or held with power to vote by such person, collectively with its FERC Affiliates, other than through CEG, plus (B) the percentage of CEG’s voting securities directly and/or indirectly owned, controlled or held with power to vote by such person, collectively with its FERC Affiliates, plus (C) the percentage of any Clearway Public Utility’s voting securities directly and/or indirectly owned, controlled or held with power to vote by such person, collectively with its FERC Affiliates, other than through the Corporation or CEG. The percentages of a given entity’s voting securities to be determined for purposes of the preceding sentence shall be calculated based on the voting power of the relevant voting securities.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Except as provided by this Certificate and any duly authorized certificate of designation of any series of Preferred Stock, each director shall be elected by the vote of a plurality of the votes entitled to be cast by all shares of Common Stock entitled to vote on the election of directors voting as a single class and represented in person or by proxy at any meeting for the election of directors at which a quorum is present.

ARTICLE SEVEN

Section 1.         Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate or the Bylaws of the Corporation (as amended and restated, the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2.         Number of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall have no more than sixteen (16) nor less than three (3) members, with the exact number of directors constituting the full Board of Directors to be determined from time to time by the affirmative vote of at least a majority of the total number of directors then in office. Subject to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from an increase in the size of the Board of Directors may be filled by the affirmative vote of at least a majority of the total number of directors then in office, although less than a quorum, at any meeting of the Board of Directors. Each director shall hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Certificate shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Section 3.         Removal of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to remove directors (with or without cause) and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of Preferred Stock), no director may be removed from office with or without cause except by the affirmative vote of the holders of a majority of the votes entitled to be cast by all shares of Common Stock then outstanding voting as a single class. Notwithstanding the foregoing, if the holders of any class or series of capital stock are entitled by the provisions of this Certificate (including any duly authorized certificate of designation of any series of Preferred Stock) to elect one or more directors, such director or directors so elected may be removed with or without cause by the vote of the holders of a majority of the votes entitled to be cast by all outstanding shares of that class or series entitled to vote.

Section 4.         Vacancies in the Board of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to remove directors and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of Preferred Stock) and subject to Section 2 of Article SEVEN, vacancies occurring on the Board of Directors for any reason may be filled by the affirmative vote of at least a majority of the total number of remaining directors then in office, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

ARTICLE EIGHT

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws by the affirmative vote of a majority of the total number of directors then in office in addition to any other vote otherwise required by law.

ARTICLE NINE

Section 1.         Indemnification; Limitation of Liability.

(a)      To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, and except as otherwise provided in the Bylaws, (i) no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders; and (ii) the Corporation shall indemnify its officers and directors.

(b)      Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation in respect of any act, omission or condition existing or event or circumstance occurring prior to the time of such repeal or modification.

ARTICLE TEN

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE ELEVEN

Subject to the rights of holders of any series of Preferred Stock to act by written consent as specified in any duly authorized certificate of designation of any series of Preferred Stock, the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. Except as otherwise required by law, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office.

ARTICLE TWELVE

Section 1.         Competition and Corporate Opportunities. To the extent provided in the following paragraphs, the Corporation renounces any interest or expectancy of the Corporation or any Controlled Company in, or in being offered an opportunity to participate in, any Dual Opportunity presented to the Affiliated Company, any Controlled Company or to a Dual Role Person.

(a)      In the event that the Affiliated Company acquires knowledge of a potential transaction or matter which may be a Dual Opportunity, the Corporation and any Controlled Company shall not, to the fullest extent permitted by law, have any expectancy in such Dual Opportunity. The Affiliated Company shall not have a duty to communicate or offer to the Corporation or any Controlled Company, or refrain from engaging directly or indirectly in, any Dual Opportunity, and may pursue or acquire such Dual Opportunity for themselves or direct such Dual Opportunity to another Person.

(b)      A Dual Role Person (i) shall have no duty to communicate or offer to the Corporation or any Controlled Company any Dual Opportunity that such Dual Role Person has communicated or offered to the Affiliated Company, (ii) shall not be prohibited from communicating or offering any Dual Opportunity to the Affiliated Company, and (iii) shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, as the case may be, resulting from (x) the failure to communicate or offer to the Corporation or any Controlled Company any Dual Opportunity that such Dual Role Person has communicated or offered to the Affiliated Company (y) the communication or offer the Affiliated Company of any Dual Opportunity, in each case, so long as the Dual Opportunity was not expressly offered in writing to the Dual Role Person solely in his or her capacity as a director or officer of the Corporation.

Section 2.         Certain Matters Deemed not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article TWELVE, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that (i) the Corporation is not financially able or contractually permitted or legally able to undertake, (ii) is not in the Corporation’s line of business, (iii) is of no practical advantage to the Corporation, and (iv) in which the Corporation has no interest or reasonable expectancy. Moreover, nothing in this Article TWELVE shall amend or modify in any respect any written contractual agreement between the Affiliated Company, on the one hand, and the Corporation or any of its Affiliated Companies, on the other hand.

Section 3.         Certain Definitions. For purposes of this Article TWELVE and Article FOURTEEN:

“Affiliated Company” means (a) CEG and (b) any Person controlled by CEG, other than the Corporation. For purposes of this definition “is controlled by” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Company” means any Person controlled by the Corporation. For purposes of this definition “is controlled by” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Dual Opportunity” means any potential transaction or matter within the same or similar business activities or related lines of business as those in which the Corporation or any Controlled Company may engage, and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, participates or which may be a corporate opportunity for the Corporation or any Controlled Company, on the one hand, and for the Affiliated Company, on the other hand.

“Dual Role Person” means any individual who is an officer or director of both the Corporation and the Affiliated Company.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

Section 4.         Termination. The provisions of this Article TWELVE shall have no further force or effect at such time as (i) the Corporation and the Affiliated Company are no longer affiliates of each other and (ii) none of the directors and/or officers of the Affiliated Company serve as directors and/or officers of the Corporation and any Controlled Company; provided, however, that any such termination shall not terminate the effect of such provisions with respect to any agreement, arrangement or other understanding between the Corporation or a Controlled Company thereof, on the one hand, and the Affiliated Company, on the other hand, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

Section 5.         Deemed Notice. Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article TWELVE.

Section 6.         Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Article TWELVE shall not affect the other provisions or parts hereof, and this Article TWELVE shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

ARTICLE THIRTEEN

Notwithstanding any other provisions of this Certificate or any provisions of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Certificate (including any duly authorized certificate of designation of any series of Preferred Stock), the affirmative vote of the holders of at least 66 2/3% of the combined voting power of all of the then outstanding shares of the Corporation eligible to be cast in the election of directors generally voting as a single class shall be required to alter, amend or repeal Section 2 of Article FOUR hereof, Article EIGHT hereof, Article NINE hereof, Section 4 of Article SEVEN hereof, Articles ELEVEN and TWELVE hereof, this Article THIRTEEN, or Article FOURTEEN hereof or any provision thereof or hereof.

ARTICLE FOURTEEN

The Corporation hereby elects not to be governed by Section 203 of the DGCL until such time as the Affiliated Company ceases to beneficially own at least 5% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors voting together as a single class, whereupon the Corporation shall immediately and automatically, without further action on the part of the Corporation or any holder of stock of the Corporation become governed by Section 203 of the DGCL.

ARTICLE FIFTEEN

The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL, this Certificate (as may be amended, altered, changed or repealed) or the Bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article FIFTEEN shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article FIFTEEN (including, without limitation, each portion of any sentence of this Article FIFTEEN containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article FIFTEEN.

ARTICLE SIXTEEN

Except as expressly provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors or any other person herein are granted subject to this reservation.

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